Exhibit 99.1

Gryphon Gold Corporation Appoints R. William Wilson as CFO

January 6, 2010 - Gryphon Gold Corporation (TSX: GGN) (OTCBB: GYPH) is pleased to announce that R. William Wilson has been appointed Chief Financial Officer of Gryphon Gold Corporation. Mr. Wilson previously served as the Chief Financial Officer of El Capitan Precious Metals, Inc. from 2007 to 2009 and a director of that company from 2005 to 2009. He was also a principal in Two Dragons Group, LLC, a business development firm engaging in private equity and merger and acquisition transactions, from 2003 to 2005. From 1999 to 2003, Mr. Wilson served as the Chief Financial Officer of Pebble Technology, Inc., a private international middle market sales and manufacturing company

From 1980 to 1999, Mr. Wilson’s merchant and commercial banking career included four years as the Executive Director of Drexel Oceania LLC, a specialized international merchant bank located in San Francisco, and fifteen years in domestic and international wholesale banking at Westpac Banking Corporation, Australia’s largest banking institution. He has worked extensively with public and private companies in North America, Asia and Australia in mining, financial services, real estate, health care, building materials, and the petrochemical industries.

Mr. Wilson received a B.S. in Business Administration/Finance from the University of San Francisco in 1979.

Michael K. Longinotti, Gryphon’s CFO since April 2006, resigned effective December 31, 2009 to accept the CFO position with Rx Networks Inc., a company with which he has been associated since 2005.

“I am very proud and pleased to have a CFO of Bill Wilson’s quality join the Gryphon team at this time. Bill’s experience will serve the shareholders of Gryphon well as we explore matters relating to potential business combination, strategic financing and other opportunities” stated John Key, Gryphon CEO. “Further, I would like to thank Mike Longinotti for his dedicated service to the company. Mike has worked tirelessly in an effort to advance the interest of Gryphon shareholders and his services are greatly appreciated.”

The Board thanks Mr. Longinotti for leading Gryphon’s financial management during his tenure and wishes him well in his future pursuits.

On Behalf of the Board of Directors of Gryphon Gold Corporation

John L. Key, CEO	www.gryphongold.com
Ph: 775 853-8814
jkey@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration and potentially a production company. Its principal gold resource, the 1.4 million ounce (377,356 ounces of proven and probable reserves and 1,022,644 ounces of measured and indicated) and 1.1 million ounce (inferred) Borealis deposits, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has approximately 60 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle’s Golden Arrow property (leased to Nevada Sunrise Gold Corp.) contains a NI 43-101 compliant resource of 296,500 ounces of gold (measured and indicated) and 50,400 inferred ounces of gold. Nevada Eagle's other principal properties have a cumulative 1,365,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February, 2001, and were not prepared in accordance with CIM NI 43-101 standards, and thus their reliability has not been verified). A number of Nevada Eagle’s principal properties are subject to joint venture or farm-in agreements in favor of third parties.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to reserve and resource estimates and estimated gold mineralization and other plans, projections, estimates and expectations. Such forward-looking statements and forward-looking information reflect our current views and are subject to certain risks, uncertainties and assumptions outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on June 26, 2009, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on November 13, 2009, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. Historical resource estimates may not be indicative of actual mineralization. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 775-853-8814, or email at jkey@gryphongold.com. The Borealis property is described in the technical report dated September 21, 2009 titled Pre Feasibility Study on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”). The technical report describes the exploration history, geology and gold mineralization at the Borealis property. Disclosure in this press release of mineral reserves and resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral reserves and resources is included in the technical report. The reports also include a description of environmental and permitting matters.

The information in this press release as it relates to the mineral reserves and resources of the Borealis property was reviewed by Dr. R. Steininger of Reno, NV, a Qualified Person as defined by NI 43-101 of the Canadian Securities Administrators. Dr. Steininger is a consulting geologist retained by Gryphon Gold and is the principal author of the technical report and is considered independent of Gryphon Gold for the purposes of NI 43-101.

All mineral reserves and resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different and the information contained in this press release is not comparable to similar information disclosed by U.S. companies. This press release uses the terms “measured,” “indicated,” and “inferred” resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.